Coca-Cola Enterprises Inc.              Exhibit 99
                        (In Millions Except Per Share Data)         Page 1 of 2



                                                      First Quarter
                                              ------------------------------
                                                                    Percent
                                               1995(c)     1994     Change
                                               -------    ------    -------

Net Operating Revenues                         $1,462     $1,320      11%
Cost of Sales                                     901        799      13%
                                               ------     ------
Gross Profit                                      561        521       8%
Selling, General & Administrative Expenses        485        452       7%
                                               ------     ------
Operating Income                                   76         69      10%
Interest Expense - Net                             80         80
Nonoperating Expenses - Net                         0          2
Gain From Sale of Bottling Operations (a)           9          0
                                               ------     ------
Income (Loss) Before Income Taxes                   5        (13)
Income Tax Expense (Benefit)                        2         (7)
                                               ------     ------
Net Income (Loss)                                   3         (6)
Preferred Stock Dividend Requirements               1          1
                                               ------     ------
Net Income (Loss) Applicable
   to Common Share Owners                      $    2     $   (7)
                                               ======     ======

Average Common Shares Outstanding                 129        129
                                               ======     ======

Net Income (Loss) Per Common Share (b)         $ 0.02     $(0.06)
                                               ======     ======
Cash Operating Profit Data:
   Operating Income                            $   76     $   69      10%
   Depreciation                                    76         69      10%
   Amortization                                    45         43       5%
                                               ------     ------
Cash Operating Profit                          $  197     $  181       9%
                                               ======     ======



(a) Gain on the sale of the Company's 50 percent ownership interest in The Coca-Cola Bottling Company of the Mid South in the first quarter of 1995 (approximately 4 cents per common share after tax).

(b)     Per share data calculated prior to rounding to millions.

(c) First-quarter 1995 results include the acquisition of the Wichita Coca-Cola Bottling Company from the date of acquisition on January 27, 1995.



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                        Coca-Cola Enterprises Inc.                  Exhibit 99
                         Summary - Key Information                  Page 2 of 2




                   First-Quarter                    Percent
                        1995                        Change
       ----------------------------------------     -------

        Cash Operating Profit
           Reported                                     9 %
           Comparable *                                 8 %

        Bottle and Can Physical Case Volume
           Reported                                 1 1/2 %
           Constant Territory                         1/2 %

        Fountain Gallon Volume
           Reported                                 7 1/2 %
           Constant Territory                           5 %

        Bottle and Can Net Revenues Per Case            7 %

        Bottle and Can Cost of Sales Per Case           8 %





    * Comparable change reflects adjustments for significant acquisitions, as considered appropriate, to identify underlying business trends.